JOINT VENTURE AGREEMENT

This Agreement made this 9th day of February, 2004 between Maxim Energy, Inc., a Nevada Corporation ("Maxim"), and Carl Landers of 141 South Union Street, Madisonville, Kentucky 42431, (herein referred to as "Landers").

RECITALS

WHEREAS, Landers has the limited right to enter into business relationships with parties for the purposes of the extraction, injection, or exploitation of oil, natural gas reserves, or other fluids or substances with entities not listed as Fortune 1000 or Global 2000 companies in conjunction with the use of the proprietary well enhancement techniques and device developed by Carl W. Landers of Madisonville, Kentucky, known as the Landers Horizontal Drill (the technology embodying the patented method and apparatus, and hereinafter referred to as the Technology, the Landers Horizontal Drill, or the Landers Horizontal Drill Technology); which technology is designed principally for the purpose of stimulating and enhancing oil and gas production from geologic strata where such are found by opening lateral channels extending radially from the wellbore or horizontally into the resource bearing strata; and

WHEREAS, Landers has also developed proprietary techniques and methods for the utilization of the Landers Horizontal Drill and Technology (said proprietary techniques and methods hereinafter collectively referred to as "Trade Secrets"); and

WHEREAS, Maxim is in the oil and gas business and desires to obtain the right to use the Technology and Trade Secrets within the United States of America and Canada; and

WHEREAS, Landers desires to confer upon Maxim such right to use the Technology and Trade Secrets pursuant to Landers' receipt of 1,750,000 shares (1,500,000 shares as partial compensation to Landers for the use of his Technology and Trade Secrets in a venture with Maxim and 250,000 shares as compensation for his agreement to take a seat on Maxim's initial board of directors) of Maxim preferred stock to form a joint venture agreement between Landers and Maxim.

WHEREAS, Maxim agrees and acknowledges that the Technology consists of Downhole Equipment, which is more fully described in attached Exhibit "A" and made a part of this Agreement by incorporation; and

WHEREAS, Maxim agrees and acknowledges that the Landers Horizontal Drill Technology for use in downhole or other horizontal applications consisting of: the riser, nozzle(s), Downhole motor(s) with wing, drill bit(s), flex shaft(s), 4" elbow(s), 5" elbow(s), 7" elbow(s), one way valve(s), filter(s), hose(s), (as listed in Exhibit "A") and any Downhole Equipment, technology, techniques, and/or trade secrets now in research and development or developed by any person or entity, including Maxim, in the future for use with the Technology or in or on the Downhole Equipment, shall always remain

the sole and exclusive and patentable property of Carl Landers, regardless of who designs, develops or pays to have it built, manufactured, or fabricated; and

WHEREAS, Maxim agrees and acknowledges that neither it, nor any affiliated entity or person shall ever obtain any ownership interest or right in the Landers Horizontal Technology or Downhole Equipment by virtue of the payment of any fee or expense; and

NOW, THEREFORE, in consideration of the forgoing "Recitals", which are a material part of this Agreement, and the rights, obligations and interests included under this Agreement, both parties agree as follows:

1. **Joint Venture.**

(A) The parties enter into this agreement for the purpose of the utilization of the Landers Horizontal Technology as described herein by Maxim for the purposes of exploring for, recovering and exploitation of gas and oil reserves wheresoever situated. The principle business purpose of Maxim is the acquisition and exploitation of gas and oil reserves located in the United States and Canada, and for the furtherance of that principle purpose, it enters into this agreement with Carl Landers for the use of his technology. For the use of that technology, Carl Landers will receive 1,750,000 shares of common stock of Maxim. Carl Landers will be made an initial board member of the Board of Directors. As a member of the Board of Directors, he will be paid $10,000.00 per meeting of the Board of Directors. Initially, there are planned to be at a minimum four (4) quarterly meetings of the Board of Directors.

(B) This agreement is not exclusive and Carl Landers shall not be restricted from entering into other agreements like this or for the purpose of the acquisition and exploitation of oil and gas reserves or the utilization of the Landers Horizontal Technology.

(C) For purposes of this agreement, "gas" shall include any form of gas naturally occurring in rock strata including but not limited to coal bed methane and natural gas.

2. **Payment of Expenses and Drilling.** Maxim shall utilize the Landers Horizontal Technology on all oil and gas wells and reserves, and in any geologic strata, the rights to which it acquires and which are suitable candidates for horizontal stimulation in the opinion of Carl Landers. Maxim shall reimburse Landers $18,500.00 per well (hereinafter referred to as reimbursement fees) for Landers' expenses for said drilling. Reimbursement for additional horizontals shall be negotiated at the time it is determined that the jetting of additional horizontal channels would be beneficial. Maxim will reimburse Landers $18,500.00 per well drilled or application of his technology for Landers' expenses for said drilling. Maxim shall also from time to time have the right to prepay Landers expenses for wells to be drilled.

3. **Area.** The area encompassed by this Joint Venture agreement shall be all of the United States and Canada.

4. **Term.** This Agreement shall become effective upon execution by both parties, or subject to earlier termination as expressly provided herein.

5. **Termination.**

A. This Agreement may be terminated by mutual consent of both parties.

B. Either party may terminate this Agreement for cause. The party wishing to terminate this Agreement for cause shall give written notice to the party in violation of a material term of this Agreement by certified mail (restricted delivery) or by Federal Express next day delivery. The party at fault shall have sixty (60) days from the date mailed to rectify or cure the failure(s). If the party's failure to cure is for a reason beyond such party's control, then such period shall be extended so long as such party is in good faith attempting to cure such failure. Termination for cause is defined as Landers' or Maxim's failure or continuing failure to meet a material terms of this Agreement, or Maxim's failure to pay reimbursement Fees in a timely manner.

C. Landers may also immediately terminate this Agreement, by written notice of termination, if:

i. Maxim ceases doing business. Landers shall not have to wait until Maxim completes the winding up of its affairs.

ii. Maxim attempts to assign this joint venture agreement to use the Landers Horizontal Technology except as set forth in this agreement.

iii. Maxim assigns this Agreement for the benefit of creditors.

iv. Maxim admits insolvency, or Maxim becomes unable to pay its obligations as they become due;

v. Any voluntary or involuntary proceedings are instituted by or against Maxim under bankruptcy or insolvency laws or for corporate reorganization, or for a receivership, or for the dissolution of Maxim and such involuntary proceedings are not resolved within the earlier of six (6) months or the end of the effective term;

vi. Maxim commits any material act of fraud or dishonesty, such act to be adjudicated by final judgment of a trial court of competent jurisdiction.

D. Good faith termination under this Agreement shall not impose any liability on Landers or Maxim under the provisions of this Agreement. It is further agreed by Maxim that Maxim will immediately advise Landers in writing of the occurrences of any event specified in this section.

E. Upon termination of this Agreement, Maxim shall immediately cease to represent itself as a Landers joint venture partner, cease to use the Landers corporate name and or any Landers trademark, or any near resemblance of such name or trademark, as in the reasonable opinion of Landers bears such near resemblance to any name and/or trademark of Landers as might deceive customers or create confusion.

6. **Performance.** Maxim shall use reasonable efforts in the use of the Landers Horizontal Technology on all reserves on which Maxim is authorized to use the Landers Horizontal Technology.

A. Maxim will be responsible for all pretreatment expenses and well cleanup expenses in the use of the Landers Technology. This is to include any secondary service rig expenses.

B. Maxim shall maintain accurate complete well data information with respect to its use of the Landers Horizontal Technology. Such information to include at a minimum, pre/post well data, also this information shall include all geological information available i.e. logs, seismic, etc . Such records shall be kept in such form as is customary in the industry. Maxim shall make the originals of such records available to Landers' and Landers' employees, agents or representatives during regular business hours and shall send to Landers, at Maxim's expense, copies of any such records as Landers may from time to time reasonably request.

7. **Intellectual Property.**

A. This Agreement shall not be construed to give Maxim any choat or inchoate, vested or future right, title, or interest in any of the patents, licenses, trademarks, or copyrighted material that Landers now has or may acquire with respect to the Landers Horizontal Technology, or any improvement, modification, or change in the method, apparatus, equipment, or process regardless of by whom it is made, except and only in that Maxim is authorized and permitted to use the Landers Horizontal Technology, as provided by the provisions of this Agreement. Maxim agrees that neither it nor any other entity or persons associated or affiliated with it shall acquire any patentable, proprietary or property rights or interest in any of the Landers Horizontal Technology as it previously existed, as it presently exists, or as it may be modified, developed, refined, changed in the future, regardless of by whom, all of which shall always remain the sole and exclusive property of Landers. Maxim agrees that it will take no interest that in any way would adversely affect the ownership interest of Landers in his patents, or which would adversely affect the viability or validity of Landers' patents.

B. Grantback. Maxim agrees that any changes, improvements, or modifications

in the method, apparatus, equipment, and/or process which Maxim, or any other entity or persons associated or affiliated with Maxim, makes or has made shall belong exclusively to Landers, and that Landers has full rights to patent, incorporate and utilize such changes or improvements into the Landers Horizontal Technology.

8. **LIMITATION AND DISCLAIMER OF DAMAGES AND EXCLUSION OF WARRANTIES.**

A. LANDERS SHALL NOT BE LIABLE TO MAXIM FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST OR ANTICIPATED PROFITS, OF ANY NATURE WHATSOEVER. IN NO EVENT SHALL LANDERS BE LIABLE TO MAXIM FOR ANY CLAIM OF ANY KIND RESULTING FROM ANY PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT OR OF THE LANDERS HORIZONTAL TECHNOLOGY. LANDERS SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESSED OR IMPLIED BY LAW, OR BY AFFIRMATION, PROMISE, DESCRIPTION OR SAMPLE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, USAGE OR TRADE, OR FITNESS FOR A PARTICULAR PURPOSE.

9. **WARRING OF INHERENT RISKS**

A. IT IS EXPRESSLY RECOGNIZED AND ACKNOWLEDGED THAT THE LANDERS HORIZONTAL TECHNOLOGY IS OPERATED UNDER VERY HIGH PRESSURES AND THAT THERE ARE INHERENTLY EXTREMELY DANGEROUS RISKS INVOLVED IN OPERATING THE TECHNOLOGY OR ANY EQUIPMENT UTILIZING HIGH PRESSURES. THE PRESSURES GENERATED BY THE TECHNOLOGY ARE CAPABLE OF CUTTING THROUGH AND PENETRATING ROCK, METAL, CLOTHING, SKIN, BONE, AND PROTECTIVE CLOTHING AND GLASSES OR GOGGLES, AND THAT SUCH MAY CAUSE SERIOUS INJURY OR DEATH. ALSO, THE DRILLING AND BLASTING OF OIL AND GAS WELLS AND CHANNELS CAN CAUSE OR CREATE PUNCTURES OF LEAKS IN THE EQUIPMENT, WHICH CAN ALLOW FLUID UNDER EXTREMELY HIGH PRESSURES TO ESCAPE, WHICH CAN CAUSE SERIOUS INJURY OR DEATH. MAXIM SHALL HOLD LANDERS HARMLESS FROM ANY DEATH OR INJURY TO PERSONS OR PROPERTY ARISING OUT OF OR RESULTING FROM THE USE OF THE TECHNOLOGY, OR FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF MAXIM OR MAXIM'S PERSONNEL.

10. **Joint Venture:** No Agency Created.

A. The relationship between Landers and Maxim shall be that of joint ventures. For the protection of both Landers and Maxim, the relationship created by this Agreement between Landers and Maxim is not that of principal and agent, and under no

circumstances shall either party be considered an agent of the other, except to the extent requested by the law of the Commonwealth of Kentucky.

B. Landers does not authorize Maxim to represent itself as Landers, nor does Landers authorize Maxim to pledge the credit of Landers or enter into any contract for Landers, nor does Landers convey to Maxim any property interest in Landers' name, trademarks, patents, proprietary technology or trade secrets.

11. **Assignment.**

A. This Agreement may not be assigned by Maxim.

B. This Agreement may be assigned by Landers to any party, provided that Landers provides ten (10) days written notice to Maxim of such assignment and requires the assignee to assume all Landers' responsibilities arising under this Agreement.

12. **Former Agreement.** Except as stated herein, all prior or contemporaneous written or oral statements, arrangements, or agreements regarding this joint venture are merged into and superseded by this Agreement.

13. **Severability.** If any provision of this Agreement is held to be invalid or unenforceable or is not enforced, this Agreement shall be considered divisible as to such provisions and the remainder of the Agreement valid and binding as though such provision were not included in this Agreement.

14. **Prevailing Law and Jurisdiction.** This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Venue for any dispute arising out of any term or matter related to this joint venture and shall be the courts of Kentucky.

15. **Force Majeure.** Neither party shall be liable for failure to perform its part of this Agreement when the failure is due to fire, floods, strikes, or other industrial, disturbances, inevitable accident, war, riot, insurrection, or other causes beyond the control of the party claiming force majeure. The party most affected shall act diligently to remove the force majeure condition at the earliest practicable time. In no event shall financial inability to pay be considered force majeure; nor shall force majeure excuse any party's obligation to pay pursuant to this Agreement, any sums for which such party became obligated prior to the occurrence of the force majeure event.

16. **Compliance with Law.**

A. Maxim agrees that it will not violate any applicable law or regulation of any country, state, or political subdivision thereof in performing or purporting to perform any act arising out of or in connection with this Agreement.

B. Pursuant to the above-stated obligation, Maxim agrees to maintain such records as required by applicable laws and regulations and to provide all written assurances required by Landers in connection with such laws and regulations.

17. **Environmental and Occupational Regulations.** It is Maxim's obligation to insure that all environmental and work place regulations applicable to Maxim, Federal, State or local, are adhered to and that any conditions set by environmental or occupational regulatory agencies such as EPA or OSHA are met by Maxim.

18. **Indemnification.**

A. Maxim agrees to hold Landers harmless and to indemnify and defend Landers for all claims, loses and liabilities ("Losses") that may occur as the result of Maxim's acts or omissions under this Agreement or otherwise, or arising out of or resulting from the use proper or improper, of the Landers Horizontal Technology, or from the negligence or willful misconduct of Maxim or Maxim's personnel, or of its contractors or sub-contractors.

B. ATTORNEY FEES. THE SUCCESSFUL PARTY IN ANY LITIGATION SHALL RECOVER ITS ATTORNEY FEES, AND RELATED LITIGATION EXPENSES, INCLUDING ITS COSTS TIME AND TRAVEL. IN THE EVENT OF THIRD PARTY LITIGATION INVOLVING THIS AGREEMENT, IF IT IS ADJUDICATED THAT ONE OF THE PARTIES OF THIS AGREEMENT IS AT FAULT, THE OTHER PARTY SHALL BE INDEMNIFIED BY THE PARTY AT FAULT FOR ITS REASONABLE ATTORNEY FEES, COSTS, AND LITIGATION RELATED EXPENSES, INCLUDING TIME AND TRAVEL EXPENSES.

19. **No Liability on Termination.** The right to termination of this Agreement pursuant to the provisions of this Agreement is absolute and Landers shall not incur any liability by reason of such termination. Maxim shall release Landers from damages and from any claim of any nature (including but not limited to damages sustained on account of loss of prospective commission or profits, or on investments, contracts, leases, or other commitments) resulting from or arising out of such termination, provided, however, that nothing in this section shall be construed as a release of any obligation that shall have accrued prior to the effective date of such termination and that is preserved pursuant to this Agreement.

20. **Notices.** Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when either personally delivered or mailed by certified or registered mail to the address of each party as provided below. The address of either party may be changed by giving written notice of such change to the other party. Notices may also be given by such other means as are acceptable to and agreed upon by the parties to this Agreement.

A. Notices sent to Landers shall be addressed as follows:

Mr. Carl W. Landers
141 S. Union Street
Madisonville, Kentucky 42431

B. Notices sent to Maxim shall be addressed as follows:

Maxim Inc.
6700 Woodlands Pkwy #230
The Woodlands, TX 77382

21. **Confidentiality.** Information furnished by Landers to Maxim with respect to the Downhole Equipment and its application, installation, operation and repair that is designated by Landers as confidential and proprietary and shall be held by Maxim in confidence during the term of this Agreement and for ten (10) years thereafter. Upon the effectiveness of termination of this joint venture, all such confidential and proprietary information, including all copies of such information, and any other information not specifically designated by Landers for release to the public that may come into the possession of the Maxim during the term of this Agreement, including all copies of such information, shall be delivered by Maxim to Landers when requested to do so by Landers without making or retaining copies or excerpts of such information.

22. **Disclaimer.** **IN NO EVENT SHALL LANDERS or MAXIM BE LIABLE TO EACH OTHER FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF ANTICIPATED PROFITS ON ANY CLAIM OF ANY KIND RESULTING FROM ANY PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT OR OF THE LANDERS HORIZONTAL TECHNOLOGY.**

23. **NO WARRANTY. NO WARRANTY IS GIVEN THAT THE TECHNOLOGY WILL INCREASE PRODUCTION ON ANY GIVEN WELL.**

24. **Landers Warranty.** Landers will warrant the following: That he is the owner of and has the rights to joint venture the Horizontal Drilling Technology embodied in his patents.

25. **Venue.** The venue for any action arising out of any dispute between the parties to this Agreement shall be the United States District Court for the Western District of Kentucky.

26. **Entire Agreement.** This Agreement shall constitute the entire Joint Venture Agreement between Landers and Maxim regarding the joint venture of the Landers Horizontal Technology by Landers to Maxim, and any prior understanding or representation of any kind preceding the date of this Agreement and regarding the joint venture of the Landers Horizontal Technology shall not be binding upon either party except to the extent incorporated in this Agreement.

27. **Modification of Agreement.** Any modification of this Agreement or additional obligations assumed by either party in connection with this Agreement shall be binding only if placed in writing and signed by each party or an authorized representative of each party.

28. **No Waiver.** The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement or the waiver of any breach of any of the terms and conditions of this Agreement shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain if full force and effect as if no such forbearance or waiver had occurred.

29. **Tax.** All prices are exclusive of any Federal, State or Special Taxes imposed on the sale or use of the Landers Horizontal Technology, merchandise and services listed, which taxes, where applicable to Maxim, will solely be Maxim's responsibility and borne by Maxim.

30. **Landers/Verdisys License:** Landers has disclosed to Maxim, and Maxim acknowledges that it has received and is aware all of the material terms of the April 25, 2003, License Agreement between Landers and Verdisys, Inc. Maxim will not undertake any business opportunity that will place Landers in violation of the Verdisys License Agreement. Maxim will not solicit business from any known Verdisys customer. Maxim will perform no work for any known Verdisys customer. Maxim will also defend Landers from any action initiated by Verdisys for any act on the part of Maxim which results in litigation against Landers, and reimburse Landers for all his expenses incurred in his defense (including but not limited to attorney fees, out of pocket expenses, time and travel), and will hold Landers harmless and indemnify him for any judgments rendered against him for a violation of the Verdisys License Agreement.

31. **Authority.** Each individual signing this Agreement on behalf of the corporation or partnership represents that she or he has the necessary authority to execute this Agreement on behalf of such entity, and that in the case of a corporation; all necessary corporate action has been taken approving the execution of this Agreement.

32. **No Guarantee on Performance.** All parties agree success of this technology is not guaranteed on every well or in every formation or strata. Drilling for oil and gas is a risky endeavor. It has been found that performance of this technology is improved when utilized in appropriate formations or stratas with appropriate downhole pressures and conditions at appropriate depths. Depth of wells is not to exceed 5800' (five thousand eight hundred feet). Performance of the Technology is conditioned upon appropriate well preparation, e.g. scraping of the tubing and casing, detailed instructions have been given to Maxim. The success of this Technology is greatly diminished on deviated wells. It is further understood that Landers has recommended that after the Technology is utilized on a well that clean up of the well formation/strata is necessary for optimal production. Landers has not represented the Technology under any circumstances beyond these limitations.

IN WITNESS WHEREOF, the parties have subscribed their names and signatures effective upon the date first written above.

LANDERS

Carl W. Landers

Catherine A. Landers

Maxim Energy, Inc.

Dan Williams, CEO

EXHIBIT "A"

LANDERS HORIZONTAL TECHNOLOGY DOWNHOLE EQUIPMENT consists of:

Downhole Motors w/wing
Flex Shafts
Casing Cutting Implements
High Pressure Nozzles
4" Elbows Complete
5" Elbows Complete
7" Elbows Complete
High Pressure Downhole Filter
Riser

Maxim agrees and acknowledges that all Downhole Equipment consisting of: the riser, nozzle(s), downhole motor(s) with wing, drill bit(s), flex shaft(s), 4" elbow(s), 5" elbow(s), 7" elbow(s), one way valve(s), filter(s), hose(s), and any Downhole Equipment now in research and development or developed in the future for use in or on the Device, listed as or used as Downhole Equipment, which may be used as part of this joint venture by Maxim during the term of this agreement are solely the property of Landers

Maxim agrees and acknowledges that this joint venture covers use only of the Downhole Equipment and not ownership of it and upon termination of this agreement according to its terms. Maxim will cease from further use of the Downhole Equipment and return all the Downhole Equipment to Landers.